RULE 424 (B) (2)
REGISTRATION STATEMENT NO. 333-45814

PRICING SUPPLEMENT NO.	0013	DATED	September 2, 2003.

To prospectus dated September 28, 2000 and prospectus supplement dated October 3, 2000.

MBNA CORPORATION

SENIOR MEDIUM-TERM NOTES AND SUBORDINATED MEDIUM-TERM NOTES (FIXED RATE)

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

CUSIP #: 55263ECK9
ISSUE PRICE: 99.844%
UNDERWRITING DISCOUNT: .400%

REPAYMENT INFORMATION:	XX	SENIOR NOTES	SUBORDINATED NOTES

FORM:	XX	BOOK ENTRY	CERTIFICATE

ORIGINAL ISSUE DATE:   9/9/2003
(Settlement Date)

STATED MATURITY:   9/15/2008

DEFEASANCE AND COVENANT DEFEASANCE:   YES

REPURCHASE PRICE:   N/A
(For Discount Securities)

SPECIFIED CURRENCY:	XX	U.S. DOLLARS	OTHER

MINIMUM DENOMINATIONS:   $1,000 and integral multiples of $1,000 in excess thereof

INTEREST RATE PER ANNUM:   4.625%

INTEREST PAYMENT DATES:   Each March 15 and September 15 and on the Maturity Date commencing on March 15, 2004

CALCULATION AGENT:   N/A

REGULAR RECORD DATES:   15th CALENDAR DAY PRECEDING THE INTEREST PAYMENT DATE

MAXIMUM INTEREST RATE: N/A%	OTHER PROVISIONS: N/A
MINIMUM INTEREST RATE: N/A%
SPREAD MULTIPLIER: N/A%
SPREAD (): N/A

REDEMPTION INFORMATION:   N/A

The aggregate Principal Amount of this offering is US $250,000,000.00.

FURTHER ISSUES: MBNA Corporation may from time to time, without the consent of the existing holders of the Notes, create and issue further Notes having the same terms and conditions as the Notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Notes.

Type of Sale:	As Agent	XX	As Principal

If principal transaction, reoffering at:
varying prices related to prevailing market prices at the time of resale

XX	fixed public offering of	99.844%	of Principal Amount

Underwriting Syndicate:

Lead Managers   –       Banc of America Securities LLC
       Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers      –          Banc One Capital Markets, Inc.
       Barclays Capital Inc.
       Citigroup Global Markets, Inc.
       Credit Suisse First Boston Corporation
       Deutsche Bank Securities Inc.
       J.P. Morgan Securities Inc.
       Lehman Brothers Inc.